Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	December 8, 2009 Tim Ryan, The Shoreham Group 212 242 7777

NEOPROBE FILES PHASE 3 REPORT WITH FDA
Lymphoseek End-of-Phase 3 Meeting Request Made

DUBLIN, OHIO – December 8, 2009 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology surgical and diagnostic products, has completed a Phase 3 clinical trial of Lymphoseek® (NEO3-05) with positive results. The Phase 3 clinical trial was designed to provide, and achieved its primary endpoint of, the evaluation of the efficacy of Lymphoseek in anatomically delineating lymph nodes in both breast cancer and melanoma patients that may be predictive of determining whether cancer has spread into the lymphatic system. Based on these positive outcomes, Neoprobe has submitted an end-of-Phase 3 meeting request to the US FDA to discuss the results of the clinical trial as part of our continuing preparation of a New Drug Application (NDA), which we plan to file later in 2010. The NEO3-05 study has been closed on the national clinical trials website www.clinicaltrials.gov.

The NEO3-05 clinical trial results confirmed the identification of lymphatic tissue in patients with either breast cancer or melanoma as designed, and when used in conjunction with and compared to vital blue dyes, showed a marked improvement in this identification. Pathological assessment of lymphatic tissue removed during surgery provided further prognostic value in determining the disease state. The Phase 3 trial was designed to determine the accuracy of Lymphoseek to identify lymphatic tissue as compared to commonly used vital blue dyes. The primary objective of the Phase 3 was to obtain at least 203 lymph nodes identified with the vital blue dyes and to statistically demonstrate that 94% of those nodes were identified with Lymphoseek. Procedure-compliant patients in the trial contributed 215 vital blue positive nodes and Lymphoseek identified 210 of those nodes for a success rate of over 97%. In addition, Lymphoseek identified 85 lymph nodes that were missed by the vital blue dyes. Of these Lymphoseek positive nodes, over 18% were found by pathology to contain tumor.

“The filing of the end-of-Phase 3 report is an important milestone in the development process for Lymphoseek”, said David Bupp, Neoprobe’s President and CEO. “We are very pleased with the final results of the Phase 3 trial and we look forward to meeting with FDA to discuss the results of the trial and to begin discussions regarding the filing of the NDA to register Lymphoseek for commercial distribution in the United States.”

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients.  Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.